UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): June 26, 2011

001-33635

(Commission file number)

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250 San Diego, California 92130	(858) 436-1000
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01    Entry into a Material Definitive Agreement.

On June 26, 2011, we and our wholly owned subsidiary, Cardium Healthcare, Inc. entered into an asset purchase agreement with Transdel Pharmaceuticals, Inc., pursuant to which Cardium Healthcare agreed to purchase from Transdel substantially all of Transdel’s assets used in its non-invasive, topically delivered specialty pharmaceutical product business, including a Phase 3 product candidate Ketotransdel™, which is a topically-administered analgesic for the treatment of musculoskeletal pain. The assets, if the acquisition is consummated, will be acquired under Section 363 and 365 of Chapter 11 of the U.S. Bankruptcy Code, and would also include royalty-bearing license agreements for certain cosmeceutical products marketed by third parties that employ Transdel delivery technology. The completion of the asset acquisition is subject to approval of the transaction and the asset purchase agreement by the bankruptcy court and the satisfaction of customary conditions including, among others, the accuracy of the representations and warranties of the parties, material compliance by the parties with their obligations under the asset purchase agreement and compliance with certain specified deadlines for actions in connection with the bankruptcy case filed by Transdel.

Under the terms of the asset purchase agreement, we would acquire substantially all of Transdel’s business assets for the payment of (i) six million unregistered shares of our common stock priced at $0.50 per share, or if the closing price of our common stock on the closing date is greater than $0.50 per share, a reduced number of shares to reflect the higher share price, and (ii) two million unregistered shares of our common stock subject to the same pricing and adjustment to be delivered into escrow which would only be released upon successful registration of Ketotransdel™ by the U.S. Food & Drug Administration, or the FDA, if such registration occurs within five years of the closing. The number of shares we issue at the closing and that will be released from escrow, if any, will be based on a value of $0.50 per share, or if higher, the closing price of our common stock on the closing date, subject to further adjustment with respect to the contingent payment. The number of shares released from escrow, if any, will equal the product of (i) the number of our shares delivered into escrow multiplied by (ii) a fraction, the numerator of which will be the greater of $0.50 or the closing price of our common stock on the closing date, and the denominator of which will be the greater of $0.50 or the volume-weighted average selling price of our common stock for the five trading days following the date of announcement of the successful registration of Ketotransdel™ by the FDA. All shares we issue will be subject to restrictions on transfer under Rule 144 of the Securities Act of 1933 and additional restrictions as provided under the terms of the asset purchase agreement.

If asset purchase agreement is terminated for any reason other than Cardium Healthcare’s election not to proceed with the acquisition, Transdel must pay Cardium Healthcare a $500,000 break-up fee plus certain expenses and costs. In addition, if within 12 months following approval of the transaction by the bankruptcy court, Transdel completes a sale of itself or any substantial portion of the assets that Cardium Healthcare agreed to acquire under the asset purchase agreement, we will be entitled to a fee equal to 10% of the incremental amount by which any alternative offer exceeds our own.

A copy of the press release announcing the entry into the asset purchase agreement is attached as an exhibit to this report and is incorporated herein by this reference. The above summary of the asset purchase agreement and the transactions contemplated thereby is qualified in its entirety by reference to the asset purchase agreement, a copy of which is filed as an exhibit to this report and incorporated herein by this reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The maximum number of unregistered shares of our common stock that we will issue under the asset purchase agreement will be 8,000,000. All such shares will be issued in a private placement under Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D under the Securities Act of 1933. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by Transdel in connection with the offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

2.1	Asset Purchase Agreement dated June 26, 2011 by and among Transdel Pharmaceuticals, Inc., Cardium Healthcare, Inc. and Cardium Therapeutics, Inc.

99.1	Press release issued on June 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIUM THERAPEUTICS, INC.

Date: June 27, 2011	By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer

Exhibit Index

Exhibit	Description

2.1	Asset Purchase Agreement dated June 26, 2011 by and among Transdel Pharmaceuticals, Inc., Cardium Healthcare, Inc. and Cardium Therapeutics, Inc.

99.1	Press release issued on June 27, 2011